EXHIBIT 99.1


FOR IMMEDIATE RELEASE                CONTACT: Dean Oakey -- Financial Inquiries
May 16, 2007                                  213-253-2282
                                              Karen Strickholm - Press Inquiries
                                              505-988-4401
                                              strickholmcompany@msn.com



                            NEW MOTION, INC. REPORTS
                           FIRST QUARTER 2007 RESULTS

        83% YEAR OVER YEAR INCREASE IN QUARTERLY NET SALES TO $5,642,000
                      SUCCESSFULLY COMPLETED REVERSE MERGER
            FINALIZED COMPANY'S FIRST EQUITY FINANCING GROSSING $20MM


IRVINE, CA -- NEW MOTION INC. (OTCBB: NWMO), a leading digital entertainment company providing a broad range of digital and mobile products and services to consumers, today announced financial results for the first quarter ended March 31, 2007. The company reported net sales for the quarter of 2007 of $5,642,000, an increase of 83% over the prior year period, and a net loss for the same period of $372,000, or $0.04 per share including $388,000 in non-cash expenses.

The substantial sales growth reflects New Motion's accomplishments over the past 12 months -- establishing a larger consumer base, increasing the average revenue generated per user, and developing a more diversified selection of products and services. Expanded service and product offerings now include RINGTONECHANNEL, a "white label" mobile storefront provider for well known brands, BID4PRIZES, a low-bid mobile auction game, and GATORARCADE, a premium online and mobile gaming site. The company continues to generate substantial revenue from the company's initial product offering -- MOBILESIDEWALK(TM), a mobile entertainment portal selling ringtones, wall papers and other basic mobile entertainment products.

"We had strong revenue growth in the quarter, and expect to capitalize on the successful launch of BID4PRIZES and several other exciting new product initiatives in the pipeline. We are also pleased with the outcome of various corporate transactions during the first quarter, which included a reverse merger, a 300-to-1 reverse stock split, a corporate name change from MPLC, Inc. to New Motion, Inc., and a private placement investment in which we received gross proceeds of $20 million," said BURTON KATZ, Chief Executive Officer.

Over the past year, New Motion, Inc. also acquired mobile messaging assets of Mobliss, Inc., which will create improved operating scalability and billing efficiency. In a related transaction, the company has also established a joint venture with Japan-headquartered Index Holdings (JASDAQ: 4835), one of the word's largest interactive media corporations, to form a joint venture for an Asian-themed off-deck mobile entertainment portal in North America.

FIRST QUARTER RESULTS

First quarter net sales of $5,642,000 increased 83% from the $3,078,000 in net sales reported in the first quarter of 2006. First quarter gross margin was 87%, a decrease from the gross margin of 98% reported in the first quarter of 2006. The decrease in gross margin is primarily attributable to the inclusion of RingtoneChannel sales in the first quarter, which require revenue share payments to third party clients. Although these fees impact initial cost of sales and initial gross profit margin, over time the company incurs substantially less selling and marketing expense, and thus anticipates a more favorable impact or net income for this service offering.

Operating expense in the first quarter of 2007 was $5,187,000, compared to $1,394,000 in the first quarter of the prior year. The year to year increase in operating expense is attributable to absolute increases in marketing expenditures and expanded staff and administrative costs to support current and expected growth. Also included in the first quarter was approximately $381,000 of non-cash amortization and stock compensation expense, which did not exist in the prior period.

The company reported a net loss of $372,000, or $0.04 per share, for the first quarter of 2007. Gross proceeds of $20 million in the quarter were raised and $1,380,000 was invested in the acquisition of assets and in building out the technology infrastructure. As of March 31, 2007, New Motion, Inc. had approximately $18 million of cash.

For further information related to the Company's operations and financial results for the first quarter ended March 31, 2007, please refer to the Company's Quarterly Report on Form 10-QSB filed with the SEC on May 15, 2007.

New Motion, Inc. continues to foresee sales growth at a fast rate over the next several quarters, and the company expects this growth rate to exceed that of the average growth rate in the mobile entertainment industry overall. Over the last two quarters the company has invested heavily in expanding staff in its Irvine, CA and Seattle, WA offices, scaling its technical infrastructure, and launching new products, services and content. It is anticipated that these fixed cost increases will moderate and will begin to decrease as a percentage of net sales over the remainder of the year.


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


"While the company continues to grow its traditional mobile entertainment offerings, our business strategy will continue to expand our service offerings to include a far wider range of products and services, differentiating ourselves in the marketplace and establishing fresh streams of revenue, said Katz. "This strategy, coupled with the build-out of our delivery and billing platforms, contributes to our positive prospects for 2007 overall."

ABOUT NEW MOTION, INC.

NEW MOTION, INC. (OTCBB: NWMO), headquartered in Irvine, California, is a digital entertainment company providing a broad range of digital and mobile products and services to consumers. New Motion, Inc. combines the power of the Internet, the latest in mobile technology, and traditional marketing / advertising methodologies to their brands: MOBILESIDEWALK(TM), a mobile entertainment portal, RINGTONECHANNEL, a mobile storefront provider, Bid4Prizes, a low-bid mobile auction game, and GATORARCADE, a premium online and mobile gaming site. Headed by a seasoned team of Internet, new media, entertainment and technology professionals, New Motion, Inc. was founded in 2005 and is headquartered in Irvine, California with a branch office in Seattle. WIRED MAGAZINE recently declared New Motion's mobile content capabilities a "rival to those of their mainstream-media counterparts," WIRELESS BUSINESS FORECAST named New Motion "a company to watch," and RCR WIRELESS NEWS noted that New Motion, Inc. is "gaining traction in the direct-to-consumer ring." For more information,
please        visit        www.newmotioninc.com,         www.mobilesidewalk.com,
www.ringtonechannel.com, www.bid4prizes.com or www.gatorarcade.com.


FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about NEW MOTION. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of New Motion's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which NEW MOTION engaged; demand for the products and services that NEW MOTION provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in New Motion's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. New Motion assumes no obligation to update the information contained in this press release.

                               (TABLES TO FOLLOW)


COMPANY CONTACT                                  INVESTOR CONTACT
--------------------------------------------------------------------------------
Allan Legator                                    Dean Oakey
New Motion, Inc.                                 (213) 253-2282
Chief Financial Officer and  Secretary
(949) 777-3700
                                                 MEDIA CONTACT
                                                 Karen Strickholm
                                                 (505) 988-4401
                                                 strickholmcompany@msn.com


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                        NEW MOTION, INC. AND SUBSIDIARIES
                          SELECTED BALANCE SHEETS ITEMS
                                 (in thousands)

                                                                       MARCH 31,
                                                                         2007
                                                                      ----------
Cash .............................................................    $   17,720
Accounts receivable, net .........................................    $    3,627
Total current assets .............................................    $   22,588
Total Assets .....................................................    $   24,089

Accounts payable and accrued expenses ............................    $    3,615
Total liabilities ................................................    $    5,092
Total stockholders' equity .......................................    $   18,997
Total Liability and Stockholders' Equity .........................    $   24,089

                        NEW MOTION, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)
               (in thousands, except share and per share amounts)

                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                     ---------------------------
                                                         2006           2007
                                                     -----------    -----------
Net Sales ........................................   $     3,078    $     5,642
Cost of Sales ....................................            63            726
                                                     -----------    -----------
Gross Profit .....................................         3,015          4,916
                                                     -----------    -----------
Expenses
   Selling and marketing .........................           514          2,987
   General and administrative ....................           880          2,200
                                                     -----------    -----------
                                                           1,394          5,187
                                                     -----------    -----------
Income (loss) from Operations ....................         1,621           (271)
                                                     -----------    -----------
Other Expense (Income)
   Other expense, net ............................            24             21
   Interest (income) expense (net) ...............             4            (79)
                                                     -----------    -----------
                                                              28            (58)
                                                     -----------    -----------
Income (Loss) Before Provision for Income Taxes
Taxes ............................................         1,593           (213)
Provision for Income Taxes .......................           396              4
                                                     -----------    -----------
Income (loss) before minority interest ...........         1,197           (217)
Minority interest, net ...........................          --              155
                                                     ===========    ===========
Net Income (Loss) ................................   $     1,197    $      (372)
                                                     ===========    ===========

Net Income per Share(1): .........................          0.16          (0.04)
Basic ............................................   $      0.15    $     (0.04)
                                                     ===========    ===========
Diluted ..........................................   $      --      $     (0.04)
                                                     ===========    ===========

Weighted Average Shares Outstanding(1):
Basic ............................................     7,263,688      9,483,004
                                                     ===========    ===========
Diluted ..........................................     7,750,426      9,483,004
                                                     ===========    ===========

(1) Reflects the retroactive conversion of all of our preferred stock into common stock and the 1-for-300 Reverse Split which was effective May, 2 2007.


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